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                                                                EXHIBIT 10.2(A)




                 [COASTAL PHYSICIAN GROUP, INC. LETTERHEAD]



   November 30, 1995

   Jacque J. Sokolov, M.D.
   Advanced Health Plans, Inc.
   9000 Sunset Blvd., Suite 800
   Los Angeles, CA  90069

   Re: 1995-1996   Modification  of  that   Certain   "Employment
       Agreement",  dated November 30, 1994, by and  between  Dr.
       Jacque  J.  Sokolov  and  Coastal  Physician  Group,  Inc.
       (f/k/a "Coastal Healthcare Group, Inc.")

   Dear Dr. Sokolov:

   The purpose of this letter is to confirm the recent discussions between you and representatives of Coastal regarding a desired modification of the above referenced Employment Agreement (the "Agreement"). Specifically, pursuant to Section 5(c) of the Agreement, Coastal has a contingent obligation to pay you additional compensation to the extent aggregate compensation derived by you from "Outside Speaking Engagements" and " Outside Consulting
   Services" (as such terms are used and defined under the Agreement) during each year the Agreement remains in effect is less than $450,000.00. The obligation payable by Coastal pursuant to Section 5(c) matures at the end of each year during the term of the Agreement and is payable if and only to the extent that those specified sources of outside income are less than $450,000.00. You have advised Coastal that it is unlikely for the year beginning December 1, 1995 and ending November 30, 1996, that your aggregate earnings from Outside Speaking Engagements and Outside Consulting Services will reach $450,000.00 and consequently a payment would be due and payable to you under Section 5(c) for such year. You have further requested that Coastal consider modifying the payment mechanism otherwise required by Section 5(c) as follows: Coastal pays the sum of $62,500.00 on each of January 1, 1996; March 1, 1996; July 1, 1996; and October 1, 1996 (individually and collectively a "Quarterly Payment" or "Quarterly Payments") as partial payments of any obligations that may accrue under Section 5(c) in respect of the 1995-1996 Agreement year.

   Subject to approval of the Compensation Committee of the Coastal Board of Directors, Coastal is willing to modify the Agreement to the extent requested and

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   make  the  Quarterly Payments if and to the extent  that  such
   Quarterly Payments are necessary to compensate for shortfalls in your earnings attributable to Outside Speaking Engagements and Outside Consulting Services. In order to determine the necessity of each such Quarterly Payment, you are asked to furnish to Coastal monthly statements (in the form and
   content   contemplated  by  Section  5(c)  of  the  Agreement)
   setting forth the cumulative amounts of compensation received or receivable from Outside Speaking Engagements and Outside Consulting Services during each month for the 1995-1996
   Agreement  year.   If  such  statements  indicate   that   any
   Quarterly Payment may not be necessary, in whole or in part, then such Quarterly Payment or any future Quarterly Payments
   will  be  reduced  proportionately.   In  no  event  will  the
   aggregate Quarterly Payments exceed $250,000.00, and each Quarterly Payment or partial Quarterly Payment will be: (i) first credited against amounts arising and due and owing under  Section  5(c);  and (ii) to the extent  of  any  excess
   payments,  credited  against  Coastal's  obligations   arising
   under the Agreement.

   We also understand that you are interested in assigning your right to receive payments under Section 5(c) to your wholly-owned corporation, JJS, Inc. Again, subject to the approval of the Compensation Committee, such a partial assignment of your interests under the Agreement would be permissible under
   Section 17 of the Agreement and Coastal would consent to such an assignment.

   If the foregoing is consistent with your understanding of the desired arrangements and modifications to the Agreement, please sign below where indicated, return the signed letter to me, and Coastal will submit this letter for the Compensation Committee's review and approval.

   COASTAL PHYSICIAN GROUP, INC.

   /S/ JOSEPH G. PIEMONT

   Joseph G. Piemont, Executive Vice President

   ACCEPTED AND AGREED:

   /S/ JACQUE J. SOKOLOV

   Jacque J. Sokolov, M.D.


   ACKNOWLEDGED AND AGREED:

   JJS, INC.


   By: /S/ JACQUE J. SOKOLOV
   Its:CEO